Exhibit 99.1

John Herzog Joins One Link 4 Travel Board of Directors

San Francisco, CA, May 4, 2004 - One Link 4 Travel, Inc. (OTCBB: OLKT) announced today that John Herzog, retired Chairman Emeritus of Herzog Heine Geduld, Inc., once one of the nation's largest NASDAQ market-making firms, has accepted the Company's invitation to join its Board of Directors.

"We are extremely gratified that John will be joining us at this pivotal time as we build our infrastructure to support major commercialization later this year," commented Bill Guerin, chairman and chief executive officer of One Link 4 Travel.

 "John's prestige throughout Wall Street's financial community and his business knowledge and acumen will be significant assets to us. We also look forward to John's guidance in the public securities marketplace as we continue to develop a solid investor following," Guerin added.

"I welcome my association with this exciting young company," remarked Herzog. "One Link 4 Travel is ideally positioned to provide a valuable service to travel agents and travel suppliers worldwide with its internet-based system to book reservations, pay commissions upfront and deliver payments to travel suppliers, all in local currencies. I believe this Company is on the forefront of a major restructuring in the travel sector."

Herzog Heine Geduld, Inc. was founded by Herzog's father Robert in 1926. John Herzog spearheaded the firm's expansion and, in 1983, guided the development of sophisticated proprietary technology that enhanced their market-making abilities. At the time of its acquisition in 2000 by Merrill Lynch, the firm made markets in approximately 9000 stocks.

Herzog is currently chairman of R.M. Smythe & Co., a company founded in 1880 that earned a reputation as the foremost source of information regarding the value of inactive and obscure U.S. and international stock and bond certificates both as securities and as collectibles. The company, under Herzog's initiatives, has developed into one of the world's premiere auction houses, specializing in antique stocks and bonds, banknotes, coins, autographs and photographs.

Herzog is also the founder of the Museum of American Financial History. The 15-year old museum is dedicated to the history and study of U.S. capital markets. He is also a member of the Smithsonian National Board, a trustee of Randolph-Macon Woman's College, a member of the NYU Stern School Board of Overseers, a governor of India House, and a recipient of the Ellis Island Medal. He was a former Director of the Securities Industry Association and member of its New York District Economic Education Foundation.

About One Link 4 Travel:

 www.onelink4travel.com


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With  headquarters  in San Francisco and operations in the United  Kingdom,  One
Link 4 Travel, Inc. has created the world's first integrated, Internet-based distribution and financial settlement service for the international travel and tourism industry. One Link 4 Travel, Inc. allows suppliers of non air travel - such as car rental, hotels, rail operators, cruise lines, ferries, travel insurance, travel accessories, events promoters and tour operators - to market their services more efficiently and cost effectively. One Link 4 Travel, Inc. also markets its services through distribution partners that will contribute to expansion of the Company's marketing channels and expedited revenue growth.


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